Exhibit 99.1

For Immediate Release:

Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0045

Peerless Systems Announces Results for the Second Quarter ended July 31, 2014

Stamford, Connecticut September 15, 2014 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for its second fiscal quarter and first six months of fiscal 2015 that ended July 31, 2014.

Second Quarter Results

Revenues were $569,000 for the three months ended July 31, 2014, compared to $847,000 for the three months ended July 31, 2013.  This 32.8% decrease in revenue is primarily attributable to a large customer whose revenue dropped significantly during the three months ended July 31, 2014 when compared to the same period in 2013. This 32.8% decrease in revenue is also attributable in part to the declining revenue trajectory from our other OEM customers.

Gross margins were 96.1% and 94.9% for the three months ended July 31, 2014 and July 31, 2013, respectively. The increase in gross margins was primarily due to lower fees being paid to third parties due to the change in the product mix generating licensing revenues.

Income from operations was $222,000 for the three months ended July 31, 2014, compared to $137,000 for the three months ended July 31, 2013.  This 62.0% increase in income from operation is primarily attributable to lower operating expenses despite the 32.8% drop in revenues during the three months ended July 31, 2014.

Other loss, net was $2,000 for the three months ended July 31, 2014, as compared to a loss of $702,000 for the three months ended July 31, 2013, due to realized losses on sales of marketable securities in the three months ended July 31, 2013.

Our net income for the three months ended July 31, 2014 was approximately $136,000 or $0.05 per basic and per diluted share, compared to a net loss of approximately $399,000, or $0.14 per basic and diluted share, for the three months ended July 31, 2013.

Fiscal 2015 First Six Months Results

Revenues were $1,116,000 for the six months ended July 31, 2014, compared to $1,948,000 for the six months ended July 31, 2013.  This 42.7% decrease in revenue is primarily attributable to a large customer whose revenue dropped significantly during the six months ended July 31, 2014 when compared to the same period in 2013. The 42.7% decrease in revenue is also attributable in part to the declining revenue trajectory from our other OEM customers.

Gross margins were 91.0% and 91.2% for the six months ended July 31, 2014 and 2013, respectively.

Income from operations was $426,000 for the six months ended July 31, 2014, compared to $772,000 for the six months ended July 31, 2013. This 44.8% decrease in income from operation is primarily attributable to the 42.7% drop in revenue during the six months ended July 31, 2014.

Other loss, net was $121,000 for the six months ended July 31, 2014, as compared to a loss of $1,116,000 for the six months ended July 31, 2013, due to lower realized losses on sales of marketable securities in the current period.

Our net income for the six months ended July 31, 2014 was approximately $187,000 or $0.07 per basic and diluted share, compared to a net loss of approximately $264,000, or $0.09 per basic and diluted share, for the six months ended July 31, 2013.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective July 31, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on July 31, 2014.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Revenues	$569	$847	$1,116	$1,948
Cost of revenues	22	43	100	171
Gross margin	547	804	1,016	1,777
Operating expenses	325	667	590	1,005
Income from operations	222	137	426	772
Other loss, net	(2)	(702)	(121)	(1,116)
Income (loss) before income taxes	220	(565)	305	(344)
Provision for (benefit from) income taxes	84	(166)	118	(80)
Net income (loss)	$136	$(399)	$187	$(264)
Basic earnings (loss) per share	$0.05	$(0.14)	$0.07	$(0.09)
Diluted earnings (loss) per share	$0.05	$(0.14)	$0.07	$(0.09)
Weighted average common shares - outstanding — basic	2,537	2,762	2,543	2,834
Weighted average common shares - outstanding — diluted	2,649	2,762	2,658	2,834

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2014	January 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$10,826	$7,962
Marketable securities	-	4,301
Trade accounts receivable, net	927	1,186
Deferred tax assets	173	137
Income tax receivable	850	416
Prepaid expenses and other current assets	28	58
Total current assets	12,804	14,060
Other assets	6	6
Total assets	$12,810	$14,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued wages and compensated absences	$61	$60
Accrued product licensing costs	73	137
Other current liabilities	97	1,457
Total current liabilities	231	1,654
Other liabilities
Tax liabilities	289	285
Total liabilities	520	1,939
Stockholders’ equity:
Common stock, $.001 par value, 30,000 shares authorized, 19,703 issued at July 31, 2014 and 19,679 at January 31, 2014	20	20
Additional paid-in capital	58,576	58,535
Retained earnings	5,955	5,768
Accumulated other comprehensive loss, net of taxes	-	(134)
Treasury stock, 16,964 at July 31, 2014 and 16,910 at January 31, 2014	(52,261)	(52,062)
Total stockholders’ equity	12,290	12,127
Total liabilities and stockholders’ equity	$12,810	$14,066